Amendment to Sub-Advisory Agreement

      This is an Amendment to the Sub-Advisory Agreement made and entered into between INVESCO Funds Group, Inc., a Delaware corporation ("INVESCO") and INVESCO Capital Management, Inc. ("ICM"), as of the 28th day of February, 1997 (the "Agreement").

      WHEREAS, INVESCO and ICM are affiliated companies;

      WHEREAS, INVESCO desires to change the percentage of the advisory fee that it pays to IRAI from 33.33% to 40%;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the provisions of Article III of the Agreement entitled "Compensation of the Sub-Adviser" are hereby amended to read as follows:

      For the services rendered, facilities furnished, and expenses assumed by the Sub-Adviser, INVESCO shall pay to the Sub-Adviser an annual fee, computed daily and paid as of the last day of each month, using for each daily calculation the most recently determined net asset value of the Fund, as determined by a valuation made in accordance with the Fund's procedures for calculating their net asset value as described in the Fund's Prospectus and/or Statement of Additional Information. The advisory fee to the Sub-Adviser shall be computed at the annual rate of 0.30% on the first $500 million of the Fund's average net assets, 0.26% on the next 4500 million of the Fund's average net assets, and 0.22% on the Fund's net assets in excess of $1 billion.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this 1st day of January, 1998.

                              INVESCO FUNDS GROUP, INC.


                              By:   /s/ Ronald L. Grooms
                                    ---------------------
                                    Ronald L. Grooms,
ATTEST:                             Senior Vice President
/s/ Glen A. Payne
-------------------------
Glen A. Payne, Secretary

                              INVESCO CAPITAL MANAGEMENT, INC.



                              By:   /s/ Terry Miller
                                    --------------------
ATTEST:

/s/ Deborah A. Lamb
-------------------------